NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 2, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Triplecrown Acquisition Corp.,
Common Stock, $.0001 par value, and Units, each consisting of one share of Common Stock and one third of one Common Stock Purchase
Warrant being effected because
the Exchange knows or is reliably
informed that on October 23, 2009 the
instruments representing the
securities comprising the entire
class of this security came to
evidence, by operation of law or
otherwise, other securities in
substitution therefore and
represent no other right except,
if such be the fact, the right
to receive an immediate cash payment.

The merger between Triplecrown Acquisition
Corp. and Cullen Agricultural Holding Corp.
 became effective on October 23, 2009.
Each share of Common Stock of Triplecrown
Acquisition Corp. was converted for one share
 of Cullen Agricultural Holding Corp. Common
Stock.

The security was suspended by the
Exchange on October 23, 2009.